UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 13, 2009
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33059 (Commission File Number)	20-5657551 (IRS Employer Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement
A. On February 25, 2009, the Compensation and Nominating Committee (the “Committee”) of the Board of Directors of Fuel Tech, Inc. (the “Registrant” or “Fuel Tech”):
     (1) finalized amendments to Fuel Tech’s Corporate Incentive Plan (the “CIP”), including (a) establishing the performance targets and employee group allocation percentages for potential annual incentive awards for fiscal 2009 under the CIP, and (b) establishing the effectiveness of the 2009 CIP to be the earlier of the date the CIP is distributed to eligible employees or March 15, 2009; and
     (2) compared Fuel Tech’s actual financial performance for fiscal 2008 to the pre-determined performance targets for fiscal 2008 under the CIP, and concluded that, because the minimum EBIT performance target for fiscal 2008 had not been achieved, no incentive bonuses will be paid out under the CIP for fiscal 2008.
     The discussion of the CIP set forth below does not purport to be complete and is qualified in its entirety by reference to the Corporate Incentive Plan which is filed as Exhibit 99.1 to this Report.
B. Fuel Tech’s financial performance is measured under the CIP based upon three critical financial metrics. These financial metrics, which are measured as of the end of each fiscal year, include EBIT, revenues and backlog in Fuel Tech’s air pollution control business segment. Specifically, “EBIT” refers to the Registrant’s earnings before interest expense, taxes, profit sharing contributions, sales commissions and incentive pay, “revenues” refers to the Registrant’s net sales and “backlog” refers to customer orders for air pollution control equipment construction projects that have not yet been recognized under the percentage of completion method of accounting for revenue recognition in Fuel Tech’s consolidated statements of income. The achievement of the performance targets for EBIT, revenues and backlog each result in a percentage of EBIT being contributed to an incentive pool. However, regardless of Fuel Tech’s performance for the revenue or backlog metrics, if the minimum level of EBIT is not achieved during the year under review, the incentive pool is not funded and, consequently, no incentive bonuses are paid. If the minimum level of EBIT is achieved for the year in review, then the percentage of EBIT set aside to fund the incentive pool is based upon Fuel Tech’s performance against the pre-established performance targets in each of the EBIT, revenues and backlog categories.
C. For fiscal 2009, the minimum and target incentive pool amounts have been established at $400,000 and $2,640,000. If the Committee determines the minimum EBIT performance target has been met for fiscal 2009, all amounts in the incentive pool will be allocated among employees as follows: Officers, 45.5%; MBO Employees 47.5% and Core Group, 7%.
D. The following table sets forth the cash bonus opportunity for each of the Registrant’s named executive officers under the CIP for fiscal 2009 if Fuel Tech achieves the target bonus pool amount under the CIP. The actual amounts of fiscal 2009 cash bonuses earned, if any, for the named executive officers will be reported in the Registrant’s proxy statement for its 2010 Annual Meeting of Shareholders.

Name	Title	Target(1)
John F. Norris Jr.	Chief Executive Officer and President	$221,500

John P. Graham	Chief Financial Officer, Sr. Vice President and Treasurer	$120,000

Stephen P. Brady (2)	Sr. Vice President— Fuel Chem Sales	NA

Michael P. Maley(3)	Sr. Vice President, International & Project Execution	NA

Volker Rummenhohl (4)	Vice President, Catalyst Technologies	NA

(1)	Payouts under the CIP are dependent on overall corporate performance and achievement of individual performance goals. Accordingly, only the target awards (assuming all individual goals are met) are shown. Because the aggregate size of the potential Incentive Pool is restricted only by the level of the Registrant’s financial performance for the applicable fiscal year, no estimates of maximum payout amounts have been included.

(2)	Mr. Brady is not eligible to participate in the CIP. Mr. Brady will be eligible to receive certain sales commission payments in fiscal 2009 pursuant to the Officer Commission Plan discussed below.

(3)	Mr. Maley resigned from the Registrant effective February 13, 2009 as reported in the Registrant’s Current Report on Form 8-K filed February 5, 2009.

(4)	Mr. Rummenhohl is not eligible to participate in the CIP pursuant to his employment agreement with the Registrant.
E. The Committee approved the Registrant’s Senior Vice President Sales—FUEL CHEM® Sales Commission Plan (the “Officer Commission Plan”). The Officer Commission Plan provides for sales commission payments to be made to the Registrant’s Senior Vice President, Fuel Chem Sales based upon the sale of products and services relating to the Registrant’s FUEL CHEM line of business. Under the Officer Commission Plan, Fuel Tech will pay to such officer a commission equal to a specified percentage of all commission payments made by Fuel Tech under the FUEL CHEM employee sales commission plan. Mr. Brady is the Registrant’s Senior Vice President, Fuel Chem Sales.
     An amount equal to one-third of all commission otherwise payable to the officer under the Officer Commission Plan (“Contingent Commission”) is withheld and only paid if predetermined performance annual targets are met. The predetermined performance target is based upon net revenues recognized from FUEL CHEM sales in the applicable fiscal year in the United States, Puerto Rico, Jamaica and Canada. Notwithstanding the foregoing, all or a portion of the officer’s Contingent Commission may be paid, if (i) approved in writing at the sole discretion of the Registrant’s Chief Executive Officer, and (ii) the annual FUEL CHEM revenue budget has been substantially, but not fully, achieved. The Contingent Commission is payable on or before March 31st of the following year in which the Contingent Commission is earned.
     The discussion of the Officer Commission Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Officer Commission Plan which is filed as Exhibit 99.2 to this Report.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

99.1	Corporate Incentive Plan of Fuel Tech, Inc.

99.2	Fuel Tech, Inc. Senior Vice President Sales — FUEL CHEM Sales Commission Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc. (Registrant)
Date: March 19, 2009	By:	/s/ John P. Graham
John P. Graham
Chief Financial Officer, Sr. Vice President and Treasurer